On November 16, 2015, the Nasdaq Listing Qualifications Department staff (Staff)notified Inventergy Global, Inc. (Company) that it did not have the minimum shareholder equity required by Nasdaq Listing Rule 5550(b)(1) (the Minimum Equity Rule). Staff afforded the Company 180 calendar days to regain compliance with the Minimum Equity Rule. After the Company failed to regain compliance by this date, Staff notified the Company on May 19, 2016 that its securities were subject to delisting. The Company appealed this delisting decision on May 26, 2016. On July 11, 2017, a Hearing Panel issued a decision that continued the listing of the Companys securities, contingent upon the Company implementing a plan to engage in a business transaction and raise additional equity. On October 6, 2016, the Company informed the Hearing Panel that it had raised new equity thatwas sufficent to regain compliance with the Minimum Equity Rule. On October 14, 2016, the Company provided the Hearing Panel with an updated financial information to demonstrate its ability to maintain adequate stockholders equity through 2017. On October 18, 2016, the Hearing Panel issued a decision to continue listing the Companys securities. However, on March 31, 2017,the Company reported an amount of stockholders equity that again caused it to become noncompliant with the Minimum Equity Rule. Accordingly, Staff issued another delisting notice on April 7, 2017. On April 15, 2017, the Company appealed the
delisting notice to the Hearing Panel.   Prior to thehearing on the
Companys appeal, Staff notified the Company on May 23, 2017 that the bid price ofits shares had fallen below the minimum threshold set forth in Rule 5550(a)(2) (the Minimum Bid Price Rule) and that this failure would serve as an additional basis for delisting. On June 1, 2017, the Hearing Panel held a hearing on the Companys appeal. On June 5, 2017, the Hearing Panel issued a decision to delist the Companys shares. On June 8, 2017, the Company filed a request for the Hearing Panel to reconsider its decision. The Hearing Panel denied the Companys request on June 20. On
June 20, 2017, the Company appealed the decision of the Hearing Panel to the Nasdaq Listing and Hearing Review Listing Council (Council) pursuant to Rule 5820(a). On August 29, 2017, Staff informed the Company that it had violated Listing Rule 5635(d) by failing to obtain shareholder approval of amendments to the conversion terms of its stock and that this violation would serve as an additional basis for delisting. On August 30, 2017, the Company withdrew its appeal of the Hearing Panel decision to delist the Companys securities, thereby rendering that decision final.